EXHIBIT 21.1

INFINERA CORPORATION

SUBSIDIARIES

Infinera India Private Limited (India)

Infinera International Corporation (Delaware)

Infinera Acquisition Corporation (Delaware)

Infinera Limited (United Kingdom)

Infinera Japan KK (Japan)

Infinera Asia Limited (Hong Kong)